exhibit 99.1

Press Release

SOURCE: GameTech International, Inc.

GameTech Acquires Summit Amusement & Distributing

RENO, Nev., March 28, 2007, GameTech International, Inc. (NASDAQ: GMTC), a leading designer, developer and marketer of electronic bingo equipment and bingo systems, today acquired the assets of Summit Amusement & Distributing, Ltd. (“Summit”). The transaction was completed pursuant to the previously announced asset purchase agreement, dated August 30, 2006.

Summit, located in Billings, Montana, will operate as a division of GameTech International. Summit is a leading developer and manufacturer of entertainment driven gaming devices, including video lottery terminal equipment and traditional Class III gaming machines. Summit's primary markets include Montana, Louisiana, South Dakota, West Virginia and Native American casinos.

“We feel that Summit’s and our two business models are very complimentary and will support our overall business growth” stated Jay Meilstrup, GameTech's President and Chief Executive Officer.  "This acquisition will provide GameTech with the opportunity to significantly expand its product offerings and market presence.”

Additional information about the acquisition and financing for the acquisition is contained in GameTech’s Form 8-K filed concurrently with the issuance of this press release.

GameTech International, Inc. is the predominant supplier of a comprehensive line of electronic bingo equipment. The Company is an innovator in advanced wireless gaming applications and devices, bingo gaming systems, and bingo related products. GameTech offers the most comprehensive product line to its customers in the United States, Canada, the U.K., and Mexico. GameTech’s product line includes portable bingo terminals and fixed base terminals, wireless gaming products, point of sale bingo systems, as well as complete back-office systems. GameTech partners with its customers to provide products that increase play, revenues and profits, while delivering software customized to enhance management and operations. GameTech is the premier supplier of service in the industry.

Statements contained in this press release that are not historical facts are intended to be forward-looking statements subject to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements include the potential effects of our acquisition of Summit’s assets, our potential expansion of business domestically and internationally, new product and product feature developments, and expectations of the financial results and operating results of the Company. GameTech cautions that these statements are qualified by important factors that could cause actual results to differ materially from those reflected by the forward-looking statements contained herein. Such factors include our ability to successfully integrate and grow Summit’s business, our dependence on the bingo and video lottery terminal business, risks associated with rapid technological change, and those other factors disclosed in documents filed by the Company with the Securities and Exchange Commission, including the Company's most recently filed Annual Report on Form 10-K.